                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Miami Computer Supply Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                        [LOGO]
                  [LETTERHEAD OF MIAMI COMPUTER SUPPLY CORPORATION]



                                                                 March 25, 1998


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Miami Computer Supply Corporation (the "Company"). The meeting will be held at the Company's principal offices located at 4750 Hempstead Station Drive, Dayton, Ohio 45429, on Wednesday, April 29, 1998 at 10:30 a.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

     The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH MATTER TO BE CONSIDERED.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     Your continued support of and interest in Miami Computer Supply Corporation are sincerely appreciated.

                                        Sincerely,


                                        Michael E. Peppel
                                        President

                       MIAMI COMPUTER SUPPLY CORPORATION
                          4750 HEMPSTEAD STATION DRIVE
                              DAYTON, OHIO  45429
                                (937) 291-8282

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 1998

                                ---------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Miami Computer Supply Corporation (the "Company") will be held at the Company's principal offices located at 4750 Hempstead Station Drive, Dayton, Ohio 45429, on Wednesday, April 29, 1998 at 10:30 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     (1) To elect five (5) directors for a one-year term or until their successors are elected and qualified;

     (2) To consider and approve the adoption of the Company's 1998 Stock Option Plan;

     (3) To ratify the appointment by the Board of Directors of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998;

     (4) If necessary, to adjourn the Annual Meeting to solicit additional proxies; and

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof. Except with respect to the procedural matters incident to the conduct of the Annual Meeting, management is not aware of any other such business.

     The Board of Directors has fixed March 16, 1998 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Thomas C. Winstel
                                          Secretary
Dayton, Ohio
March 25, 1998


 YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                       MIAMI COMPUTER SUPPLY CORPORATION

                              --------------------

                                PROXY STATEMENT

                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 29, 1998

     This Proxy Statement is furnished to holders of common stock, no par value per share ("Common Stock"), of Miami Computer Supply Corporation (the "Company"), an Ohio corporation. Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Company's principal offices located at 4750 Hempstead Station Drive, Dayton, Ohio 45429, on Wednesday, April, 29, 1998 at 10:30 a.m., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about March 25, 1998.

     The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, EACH PROXY RECEIVED WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR DESCRIBED HEREIN, FOR APPROVAL OF THE 1998 STOCK OPTION PLAN, FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP FOR FISCAL 1998, FOR ADJOURNMENT, IF REQUIRED; AND IN THE DISCRETION OF THE PROXY HOLDER, AS TO THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. ANY HOLDER OF COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE PRECEDING SENTENCE. ANY STOCKHOLDER GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY (i) FILING WITH THE SECRETARY OF THE COMPANY WRITTEN NOTICE THEREOF (SECRETARY, MIAMI COMPUTER SUPPLY CORPORATION, 4750 HEMPSTEAD STATION DRIVE, DAYTON, OHIO 45429); (ii) SUBMITTING A DULY-EXECUTED PROXY BEARING A LATER DATE; OR (iii) APPEARING AT THE ANNUAL MEETING AND GIVING THE SECRETARY NOTICE OF HIS OR HER INTENTION TO VOTE IN PERSON. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                    VOTING

     Only stockholders of record at the close of business on March 16, 1998 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,415,991 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. The five persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company. Abstentions are considered in determining the presence of a quorum and will not affect the vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes represented at the Annual Meeting, in person or by proxy, is required for approval of the proposal to approve the 1998 Stock Option Plan and for approval of the proposal to ratify the appointment of the independent accountants. A majority of the voting shares represented at the Annual Meeting, in person or by proxy, will be required to adjourn the Annual Meeting, if such action is required to be voted on. Abstentions will be counted as votes cast with respect to these proposals. Due to the vote required, abstentions will have the effect of a vote against each of these proposals. Under rules of the New York Stock Exchange, except for the proposal to approve the 1998 Stock Option Plan, all of the other proposals for consideration at the Annual Meeting are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes." The proposal to approve the 1998 Stock Option Plan is not considered "discretionary." Accordingly, a brokerage firm may not vote upon this matter without instructions from beneficial owners and for which there may be broker non-votes. A broker non-vote will have the same effect as a vote against the proposal to approve the 1998 Stock Option Plan.

                INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     The Board of Directors is presently composed of five directors who serve for a one year term. The directors are elected by the stockholders of the Company for a one year term, or until their successors are elected and qualified. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

     Effective January 1, 1998, Albert L. Schwarz, President and a director of the Company, resigned from the Board for personal/health reasons and on February 24, 1998, the Board of Directors elected Michael E. Peppel, the newly elected President and Chief Executive Officer of the Company, to fill this vacancy.

     As of the date hereof, no director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption. Each of the nominees currently serve as a director of the Company.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted FOR the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table presents information concerning the nominees for director of the Company.

            NOMINEES FOR DIRECTOR FOR ONE-YEAR TERM EXPIRING IN 1999

                                                       Director
         Name                        Age                Since
--------------------------        ----------        -------------
Robert G. Hecht                      57                 1996
Anthony W. Liberati                  65                 1996
Harry F. Radcliffe                   47                 1996
Thomas C. Winstel                    51                 1981
Michael E. Peppel                    30                 1998

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

     Information concerning the principal position with the Company and principal occupation of each nominee for director during the past five years is set forth below.

     ROBERT G. HECHT. Mr. Hecht became a Director of the Company in May 1996 and is also a member of Pittsburgh Investment Group LLC, a major stockholder of the Company ("LLC"). Mr. Hecht is the Chief Executive Officer of Trumbull Corporation, a privately held highway construction company, President of Allegheny Asphalt Manufacturing, Inc., a privately held material supply company, is the Executive Vice President for P.J. Dick Incorporated, a privately held construction company and is the Executive Vice President of Lindy Paving, Inc., a privately held paving company, all of which are located in Pittsburgh, Pennsylvania. Mr. Hecht is also a director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the American Stock Exchange. Mr. Hecht received his Juris Doctor degree from the University of Pittsburgh, Pittsburgh, Pennsylvania and his undergraduate degree in engineering from the U.S. Naval Academy. Mr. Hecht is the Co-Chairman of the Washington County Southwestern Pennsylvania Growth Alliance and a member of the Board of Directors of the Children's Home of Pittsburgh.

     ANTHONY W. LIBERATI. Mr. Liberati has been Chairman of the Board since May 1996, when LLC, of which he is the Manager -- President and Chief Executive Officer and a member, acquired a majority interest in the Company. Commencing in 1982 and until his retirement in August 1995, Mr. Liberati was employed by the Edward J. DeBartolo

Corporation, Youngstown, Ohio (the "DeBartolo Corporation"), the nation's largest shopping center developer and the owner of the San Francisco 49ers professional football team. At the time of his retirement, Mr. Liberati was the Chief Operating Officer of the DeBartolo Corporation. Prior to his appointment as the Chief Operating Officer, he was the DeBartolo Corporation's Chief Financial Officer for ten years. Mr. Liberati is a director of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and First Fidelity Bancorp, Irvine, California, a privately held thrift and loan holding company and is a former member of the Board of Directors of DeBartolo Realty Corporation, Youngstown, Ohio, which was a New York Stock Exchange-traded real estate investment trust until its merger into Simon Property Group, Inc. in November 1996. He is a current member of the Board of Directors of Imperial Land Company, Pittsburgh, Pennsylvania, a privately held land-bank company, Quality Aggregates, Inc., Pittsburgh, Pennsylvania, a privately held materials supply company, and Pennsylvania Capital Bank, Pittsburgh, Pennsylvania, a privately held Pennsylvania commercial bank. He attended Duquesne University, Pittsburgh, Pennsylvania.

     MICHAEL E. PEPPEL. Mr. Peppel joined the Company in May 1996 and served as the Company's Chief Financial Officer from May 1996 to December 1997. He was elected President and Chief Executive Officer of the Company as of January 1, 1998 and was elected to the Board of Directors as of February 24, 1998. Mr. Peppel is a member of the Company's Executive Management Committee, a committee composed of management which deals with Company operating issues. Mr. Peppel is also an officer and member of LLC. From November 1990 to May 1996, he was a director and Chief Financial Officer of Diversified Data Products, Inc. which was acquired by LLC and contributed to the Company in May 1996. From April 1987 to October 1990, he was the money desk manager for the DeBartolo Corporation, Youngstown, Ohio. Mr. Peppel received his degree in economics and finance from the University of Notre Dame.

     HARRY F. RADCLIFFE. Mr. Radcliffe, an officer and member of LLC, was elected as a Director in May 1996. He has been the President and Chief Executive Officer of Fort Pitt Capital Management, Pittsburgh, Pennsylvania, a private investment management company, since September 1995 and was the President and Chief Executive Officer of First Home Bancorp, Inc., a privately-held savings institution holding company until its sale in April 1996. He is a director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the American Stock Exchange, of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and First Fidelity Bancorp, Irvine, California, a privately held thrift and loan holding company. From 1989 to 1993, Mr. Radcliffe was the President and Chief Executive Officer of First South Savings Association, a Pennsylvania-chartered stock savings association located in Pittsburgh, Pennsylvania. Mr. Radcliffe received his degree in economics from Ohio Wesleyan University.

     THOMAS C. WINSTEL. Mr. Winstel co-founded the Company in 1981 and has been a Director, the Company's Secretary, and a Vice President of the Company since that time.

Mr. Winstel has been the corporate Secretary of the Company since May 1996. Mr. Winstel is a member of the Company's Executive Management Committee. Mr. Winstel received his marketing degree from the University of Dayton, Ohio.

STOCKHOLDER NOMINATIONS

     Article VIII.D. of the Company's Amended and Restated Articles of Incorporation ("Articles") governs nominations for election to the Board of Directors and requires all such nominations, other than those made by or at the direction of the Board, to be made only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company.
To be timely for this Annual Meeting, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date (April 29) of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of the Company. Each written notice of a stockholder nomination is required to set forth certain information specified in the Articles. No such proposals were received by the Company for this Annual Meeting.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES OF THE COMPANY

     The Board of Directors of the Company currently meets monthly and is required to meet not less than quarterly. During the fiscal year ended December 31, 1997, the Board of Directors met 12 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period. The entire Board of Directors of the Company acts as a Nominating Committee. The Board of Directors of the Company has established the following committees:

     EXECUTIVE COMMITTEE. The Executive Committee of the Company has the authority to act as the Board of Directors when the Board is not in session. Actions of the Executive Committee may be taken upon the affirmative vote of any three of the five directors, provided that of the three directors who are so acting, one must be a non-employee director. The Executive Committee is comprised of all of the members of the Board, when and if they are available to act. The Executive Committee did not meet during fiscal 1997.

     AUDIT COMMITTEE. The Audit Committee of the Company recommends the independent accountants to the Board annually and reviews the Company's financial statements and the scope and results of the audit performed by the Company's independent accountants and the Company's system of internal control with management and such independent accountants. The Audit Committee, which is comprised of Messrs. Liberati (Chairman), Hecht and Radcliffe, met twice during fiscal 1997.

     COMPENSATION COMMITTEE. The Compensation Committee of the Company's Board of Directors reviews the compensation and benefits for the Company's employees and recommends to the Board adjustments in such compensation. See "Management Compensation - Compensation Committee Interlocks and Insider Participation." During fiscal 1997, the members of the Compensation Committee were Messrs. Radcliffe (Chairman), Hecht and Liberati. The Compensation Committee met once during fiscal 1997.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Set forth below is information concerning the executive officers of the Company who do not serve on the Board of Directors of the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. As of the date hereof, no executive officer is related to any director or other executive officer of the Company by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company and any other person pursuant to which such person was elected an executive officer.

     ROGER E. TURVY. Mr. Turvy joined the Company in 1981 and has been the Vice President -- Product Sales and Development since that time. Mr. Turvy is a member of the Company's Executive Management Committee. Mr. Turvy received his degree in mathematics and business from Miami University, Oxford, Ohio and his MBA from Ohio State University. Mr. Turvy is the brother-in-law of Albert L. Schwarz, who retired effective January 1, 1998.

     JOHN C. HUFFMAN, III. Mr. Huffman joined the Company in 1981 and is the Company's Vice President -- National Sales Manager. He is a member of the Company's Executive Management Committee. Mr. Huffman was the General Manager of the Company from 1985 to 1987, the Dayton Sales Manager from 1987 to 1989 and has been the National Sales Manager since 1989. Mr. Huffman received his degree in business management from Wright State University, Fairborn, Ohio.

     MARY A. STEWART. Ms. Stewart joined the Company in 1989 as a staff accountant and is currently the Company's Vice President -- Operations. From 1991 to May 1996, Ms. Stewart served the Company as Controller. She is a member of the Company's Executive Management Committee.

     ALBERT L. SCHWARZ. Effective January 1, 1998, Mr. Schwarz resigned from the Company for personal/health reasons. Mr. Schwarz joined the Company in 1987 as President and a Director. He was the Chairman of the Company's Executive Management Committee. Prior thereto, Mr. Schwarz was a division controller of Amcast Industries Corp., a New York Stock Exchange-traded company which manufactures metal castings located in Dayton, Ohio from 1984 to 1987. Mr. Schwarz received his MBA from the University of Dayton, Dayton, Ohio, and his undergraduate degree in accounting from Wright State University, Fairborn, Ohio.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) the President and the three most highly compensated executive officers of the Company (other than the President), and (iv) all directors and executive officers of the Company as a group.


                                          Amount and Nature
Name of Beneficial                         of Beneficial
Owner or Number of                        Ownership as of                 Percent of
 Persons in Group                         March 16, 1998(1)              Common Stock
------------------                        -----------------              ------------
Pittsburgh Investment Group LLC(2)              509,012                       9.40%
Value Partners, Ltd. (3)                        817,127                      15.09
Anthony W. Liberati(4)(5)                       111,977                       2.07
Albert L. Schwarz(6)                             61,155                       1.13
Robert G. Hecht(4)(7)                           114,977                       2.12
Harry F. Radcliffe(4)(8)                        111,977                       2.07
Thomas C. Winstel(4)(9)                         199,060                       3.68
Michael E. Peppel(4)(10)                        135,784                       2.51
John C. Huffman, III(4)(11)                      20,300                       0.37
H. Clark Gilson as Trustee of the
Gilson Trust(11)                                293,901                       5.43
Ruy J. Pereira as Trustee of the
Pereira Trust(11)                               293,901                       5.43
Larry R. Goodman as Trustee of the
Goodman Trust(11)                               293,901                       5.43
The Schwarz Family Limited Partnership (12)     158,400                       2.92
All directors and executive officers
as a group (9 persons)(13)                      902,930                      16.67%

-------------------------------
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Voting Record Date upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of the

                                        (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

     Voting Record Date have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them.

(2)  The business address of LLC is 40 Wiggins Lane, Uniontown, Pennsylvania
     15401.

(3) The business address for Value Partners, Ltd. is 2200 Ross Avenue, Suite 4660 West, Dallas, Texas 75201. Includes 29,202 shares owned by the general partner of the general partner of Value Partners, Ltd.

(4)  This person's business address is 4750 Hempstead Station, Dayton, Ohio
     45429.

(5) Does not include the shares of Common Stock owned by LLC. Mr. Liberati is the Manager -- President and Chief Executive Officer of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose and direct the disposition of, the shares of Company Common Stock owned by LLC. Includes 101,977 shares distributed to Mr. Liberati by LLC on September 15, 1997. Also includes options to purchase 10,000 shares of Company Common Stock, 5,000 of which are immediately exercisable and 5,000 shares of which will become excersiable on the date of this Annual Meeting; does not include options to purchase 5,000 shares of Company Common Stock, which will become exercisable on the date of the 1999 Annual Meeting in accordance with the Non-employee Directors Stock Option Plan.

(6) Does not include the shares owned by the Schwarz Family Limited Partnership. The general partner of the Schwarz Family Partnership is the Albert L. Schwarz Family Trust, of which Mr. Schwarz is the sole trustee and members of his immediate family are the beneficiaries. See footnote
     (12), below. Mr. Schwarz is a limited partner of Schwarz Family Limited Partnership. Includes options to purchase 25,500 shares of Common Stock granted to Mr. Schwarz pursuant to the Stock Option Plan, all of which shares are presently exercisable. Mr. Schwarz resigned as a director and President of the Company as of January 1, 1998. See "Management Compensation -Employment Contracts."

(7) Does not include the shares of Common Stock owned by LLC, but includes 101,977 shares distributed to Mr. Hecht by LLC on September 15, 1997. Mr. Hecht is a member, but not an officer of, LLC. Also includes 2,000 shares held in a custodial account for two minor children and 1,000 shares owned by another child, all of whom share the same household with Mr. Hecht, who disclaims beneficial ownership of such shares. Includes options to purchase 10,000 shares of Company Common Stock, 5,000 of which are immediately exercisable and 5,000 of which will become exercisable on the date of this Annual Meeting; does not include options to purchase 5,000 shares of Company Common Stock, which will become exercisable on the date of the 1999 Annual Meeting in accordance with the Non-employee Directors Stock Option Plan.

                                        (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRIOR PAGE)


(8)  Includes 4,500 shares held by Mr. Radcliffe's three children.
     Does not include the shares of Common Stock owned by LLC. Mr. Radcliffe is the Manager -- Secretary of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose and direct the disposition of, the shares of the Common Stock owned by LLC. Includes 101,977 shares distributed to him by LLC on September 15, 1997. Also includes options to purchase 10,000 shares of Company Common Stock, 5,000 of which are immediately exercisable and 5,000 of which will become exercisable on the date of this Annual Meeting; does not include options to purchase 5,000 shares of Company Common Stock, which will become exercisable on the date of the 1999 Annual Meeting in accordance with the Non-employee Directors Stock Option Plan.

(9) Does not include options to purchase 10,000 shares of Common Stock granted to Mr. Winstel pursuant to the Stock Option Plan as of November 15, 1996, of which 5,000 shares become exercisable on November 15, 1998 and 1999. Includes options to purchase 5,000 shares of Company Common Stock which became exercisable on November 15, 1997 pursuant to the Stock Option Plan.

(10) Includes 3,000 shares held as custodian for Mr. Peppel's two minor children. Does not include options to purchase 30,000 shares of Common Stock granted to Mr. Peppel pursuant to the Stock Option Plan as of November 15, 1996, of which 15,000 shares become exercisable on November 15, 1998 and 1999 or options to purchase 25,000 shares granted to Mr. Peppel pursuant to the Stock Option Plan as of January 15, 1998, excersiable in three equal annual installments beginning December 31, 1998. Includes options to purchase 15,000 shares of Common Stock which became exercisable on November 15, 1997 pursuant to the Stock Option Plan. Does not include shares of Common Stock owned by LLC. Mr. Peppel is the Manager-Treasurer of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose or direct the disposition of, the shares of Company Common Stock owned by LLC. Includes 92,704 shares distributed to him by LLC on September 15, 1997.

(11) The business address for the Gilson Trust, the Pereira Trust and the Goodman Trust is 921 Parker Street, Berkeley, California 94710.

(12) Does not include shares of Common Stock owned individually by Albert L. Schwarz, who is the trustee of the Schwarz Family Trust, an inter vivos revocable Ohio trust, which is the general partner of the Schwarz Family Limited Partnership, an Ohio limited partnership. The address for the Schwarz Family Limited Partnership is 453 Rolling Timber Trail, Kettering, Ohio 45429.

(13) Does not include shares of Common Stock owned by LLC.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act. Except for Value Partners, Ltd., the Company knows of no person who owns 10% or more of the Company's Common Stock.

          Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, fiscal 1997, the Company's officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the 1934 Act. The Company understands, from its review of such forms, that Value Partners, Ltd. did not timely file a Form 4 for 36,000 shares purchased in November 1997, but did include that information on a Form 4 filed on February 17, 1998 and Mr. Radcliffe, a director of the Company, did not file a Form 5 for the gift of 4,500 shares to his three children in December 1997. LLC has not filed a Form 4 reflecting the distribution of 770,723 shares on September 15, 1997.

                             MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table sets forth a summary of certain information concerning the compensation paid by the Company for services rendered in all capacities during the years ended December 31, 1997, 1996 and 1995 to the President and to each of the three most highly compensated executive officers (other than the President) of the Company (the "Named Executive Officers").

                                                           Annual
                                                        Compensation              Securities     All Other
                                              ---------------------------------   Underlying   Compensation
Name and Position                              Year     Salary(1)     Bonus(2)      Options         (3)
------------------------------                ------   -----------   ----------  ------------  ------------
Michael E. Peppel(1).........................  1997       $130,452    $130,452         --        $11,895
  Vice President - Chief Financial Officer     1996         46,669     146,578     45,000          4,218

Albert L. Schwarz(1).........................  1997        180,000     180,000         --         13,949
  President                                    1996        110,235     239,536     25,500         23,401
                                               1995        102,000     164,579         --         17,400

Thomas C. Winstel............................  1997        211,510          --         --         12,614
  Vice President - Presentation Products       1996        194,011          --     15,000         18,043
                                               1995        172,215      23,520         --         14,400

John C. Huffman, III.........................  1997        128,400      47,319         --         10,937
  Vice President - National Sales Manager      1996        118,800       9,063         --         18,597
                                               1995         92,000      13,975         --         14,400

   -----------------------------

                                        (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(1) Effective January 1, 1998, Michael E. Peppel became the Company's President -- Chief Executive Officer upon the resignation for personal/health reasons, effective that date, of Albert L. Schwarz. See "--Employment Contracts." Mr. Peppel joined the Company in May, 1996.

(2) Bonuses shown for the years 1995 and 1996 were paid during 1996 and 1997, respectively, and bonuses for 1997 were paid during 1997 and 1998. The 1997 bonuses paid to Messrs. Schwarz, Peppel, Winstel and Huffman were based on their employment agreements. For 1995 and 1996, Mr. Schwarz's bonuses were based upon his prior employment agreement with the Company pursuant to which he received 10.0% of the total sum of (i) the pre-tax net income, before taxes, (ii) other officers' bonus expenses, and (iii) the accrued profit sharing expense. Mr. Winstel's 1995 bonus was determined by the President (Mr. Schwarz) of the Company. Mr. Huffman's 1995 bonus was based upon attaining business plan margin goals. Messrs. Schwarz's, Winstel's and Huffman's previous employment agreements were terminated on May 30, 1996. See "Employment Contracts."

(3) All Other Compensation includes director's fees (for 1995 and through the second quarter of 1996) and expense reimbursement, car allowance, premiums for split dollar life insurance coverage, sporting event tickets, annual medical examination expenses, taxable relocation, temporary housing and/or other executive or employee benefits. There was no stock option plan in effect during 1995 or the years prior thereto.

COMPENSATION OF DIRECTORS

     The Company began paying non-employee directors a quarterly retainer of $2,500 and fees of $1,000 per Board meeting attended and $250 per Committee meeting attended beginning with the third quarter of fiscal 1996. From January through May of 1996, the Company paid $50.00 per month to all directors and from May through July 1996, directors received no compensation. In addition, Board members are reimbursed for their travel and other out-of-pocket expenses arising from attending Board or Committee meetings.

EMPLOYMENT CONTRACTS

     On May 30, 1996, in conjunction with the acquisition of the controlling interest in the Company by LLC, the Company entered into employment contracts with Messrs. Schwarz, Peppel, Winstel, Turvy, Huffman, and with Richard Newkold (a co-founder, director and Vice President-Training and Development of the Company), Joseph R. Hollenshead, the President of DDP, a wholly-owned subsidiary of the Company, and David White (the former Vice President of DDP's international operations) (the "Executives"), which agreements are substantially similar except for compensation provisions. Each such agreement terminates on December 31, 1999 (except for the agreements of Messrs. Newkold, Hollenshead and White which terminated on December 31, 1996) unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or substantial neglect of, or an intentional failure to perform, a material portion of the

Executive's duties, willful misconduct, breach of a fiduciary duty involving personal gain, a material breach of the employment agreement, or a felony conviction), or terminated by the Executive for the failure of the Company to provide the resources necessary to the fulfillment of the Executive's responsibilities, the express direction by the Board of Directors to have the Executive perform any illegal action, the threatened or actual insolvency of the Company or the failure of the Company to perform its obligations to the Executive under the employment agreement. Mr. Peppel's agreement was amended as to his salary only as of January, 1998. Mr. Schwarz's agreement was terminated effective January 1, 1998. The contracts for Messrs. Newkold and White were not renewed upon their termination at December 31, 1996 and those persons are no longer employed by the Company. Mr. Hollenshead's contract was renewed effective January 1, 1997, for a one year term.

     In addition to, or in lieu of, a base salary, each such Named Executive Officer is entitled to a bonus, or commission, as follows: (i) for 1997 only, Mr. Schwarz received a bonus of 10.0% of pre-tax profits before employee profit sharing or any other bonuses, which will not exceed the amount of his base salary; (ii) Mr. Peppel received a bonus equal to 9.0% of the pre-tax profits of the Company before employee profit sharing or any other bonuses, which cash bonus will not exceed the amount of his base salary; (iii) Mr. Winstel will receive a monthly commission in the amount of 40.0% of the Gross Margin (as defined below) of all sales to certain accounts set forth in Mr. Winstel's agreement plus the sum of $3,000 plus 5% of the Gross Margin on sales of all presentation products, which commission will be paid only when the amount of commission exceeds his monthly base salary and will be paid in lieu of a monthly base salary; and, (iv) Mr. Huffman will be paid a bonus of 0.5% of Gross Margin over $9.0 million in any calendar year. "Gross Margin" is defined by the employment agreements to mean the difference of the unit sales price of the product and the actual cost of the product to the Company.

     In addition, for 1997, each of the Named Executive Officers utilized a Company automobile for Company business having a retail value of up to $35,000, for which the Company pays rent, insurance, repairs, gas, oil and fees, of up to $1,200 per month.

     The Named Executive Officers are granted up to six weeks vacation annually and are entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock options, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors. Moreover, the Named Executive Officers are eligible to participate in and may be covered by all plans effective generally for executives of the Company with respect to life, accident or health insurance, hospitalization, disability and other benefits. The Company will pay or reimburse the Named Executive Officers for all reasonable out-of-pocket expenses incurred or paid by him in connection with the performance of his duties under the agreement. The contracts also provide for the indemnification of the Named Executive Officers to the extent permitted by the Company's Articles, Code of Regulations and applicable law, and the valuation and purchase of the Executive's shares of Common Stock of the Company if he is terminated for cause prior to December 31, 1999 and the Common Stock is not, at the time of termination, publicly traded.

     In consideration of the above, each of the Named Executive Officers also has agreed, during the term of the agreement and for 12 months after the termination of the agreement, not to compete with the Company in any area which is within a 100-mile radius of any existing office of the Company. All disputes are to be resolved using alternative dispute resolution procedures (such as arbitration) rather than litigation.

     The Company has, in the past, entered into employment and non-competition agreements with the senior management of the companies it has acquired and may do so in the future.

     On December 23, 1997, the Company entered into a Severance Agreement with Albert L. Schwarz, then the President and a director of the Company. Pursuant to the Severance Agreement, Mr. Schwarz retired from his position as President and resigned as a member of the Board as of January 1, 1998. His Employee Agreement, Split Dollar Life Insurance Agreement and Stock Option Agreement were terminated. The Company accelerated the vesting of certain stock options so that the number immediately excercisable at January 1, 1998 would be 25,500 (all other granted options were cancelled) and agreed to use its best efforts to continue health insurance benefits for Mr. Schwarz and his spouse until he reaches 65 years of age. The Company agreed to indemnify Mr. Schwarz as a former director and officer and both parties agreed to release the other from or for claims during Mr. Schwarz's time of employment. The Company will pay Mr. Schwarz $20,000 per month from January 1, 1998 through December 31, 1999 and Mr. Schwarz has agreed not to compete with the Company and to serve as a consultant to assist and advise the Company in matters of transition and defense of the Company's interest. During the transition period, management will consult with Mr. Schwarz in matters of transition, defense of the Company's interest, acquisitions, vendor relationships and other strategic matters.

     In 1996, Messrs. Peppel, Hollenshead and White received certain stock compensation from LLC. See "Certain Transactions -- Related Party Transactions -- Other Transactions."

EMPLOYEE BENEFIT PLANS

     STOCK PLANS.

     1996 STOCK OPTION PLAN. Effective September 19, 1996, the Board of Directors of the Company adopted the 1996 Stock Option Plan (the "Stock Option Plan") which was approved by the stockholders of the Company by the unanimous written consent of the stockholders as of October 25, 1996.

     The Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, as amended (the "Code"). The Company reserved 250,000 shares of Common Stock for issuance pursuant to the exercise of Options granted under the Stock Option Plan, subject to adjustment. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Option relates and the exercise price per share under any option will be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding.

      The Stock Option Plan is administered and interpreted by a committee of the Board of Directors ("Option Committee") composed of non-employee directors. Unless sooner terminated, the Stock Option Plan will be in effect until September 19, 2006, ten years from the date of the adoption of the Stock Option Plan by the Board of Directors.

     Under the Stock Option Plan, the Option Committee will determine, among other things, which officers and key employees of the Company or its subsidiaries will be granted Options, the performance goals which must be met to receive Options, the number of shares subject to each Option, the exercise price of the Option, whether such Options may be exercised by delivering other shares of Common Stock or other consideration and when such Options become exercisable. The per share exercise price of all Options is required by the Code to be at least equal to the fair market value of a share of Common Stock on the date the Option is granted. The Code also requires that the aggregate fair market value of the Common Stock with respect to which the Options are exercisable for the first time by the Optionee during any calendar year cannot exceed $100,000. Moreover, any person who owns 10.0% or more of the voting power of the Common Stock may not receive Options whose exercise price is less than 110.0% of the fair market value of a share of Common Stock of the Company on the date of grant.

     Options will become vested and exercisable in the manner specified by the Option Committee and all Options will become fully vested and exercisable in the event of a change in control of the Company, as defined in the Stock Option Plan. Each Option or portion thereof will be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Option Committee to a period not to exceed five years from such termination. However, failure to exercise Options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Options are non-transferable except by will or the laws of descent and distribution.

     Under current provisions of the Code, the federal income tax treatment of incentive stock options is as follows. An optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise.

     In 1997, no options to purchase shares of Company Common Stock were granted to the Named Executive Officers and options to purchase an aggregate of 6,600 shares of Common Stock were granted to three non-executive employees of the Company. In January 1998, the remaining options in the Stock Option Plan were granted to certain employees of the Company and its subsidiaries. As of March 16, 1998, the Stock Option Plan had no shares reserved for which options had not been granted and thus no additional options may currently be granted under this Stock Option Plan.

     NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN.   The Company's Non-employee
Directors Stock Option Plan (the "Directors Plan") provides for automatic grants of non-qualified stock options on the date of each annual meeting of stockholders, commencing with the 1997 annual stockholders meeting, to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The Directors Plan calls for the grant of options covering 15,000 shares of Common Stock to each person who was then a non-employee director at the first annual meeting of shareholders following the closing of the Company's initial public offering, which options will vest in 5,000 share increments. The first increment vested immediately, the second increment will vest on the date of this Annual Meeting and the last increment will vest on the date of the annual meeting of shareholders in 1999, except that all such options shall become immediately vested if the Company engages in a Business Combination, as defined by the Articles. Commencing on the date of the 1998 annual meeting of shareholders, and on the date of each such meeting thereafter, each person who is a non-employee director, other than the non-employee directors who received the 15,000 share grants at the 1997 Annual Meeting, will be automatically granted a non-qualified stock option to purchase 5,000 shares of the Common Stock, not to exceed 15,000 shares for any director. All of the options granted hereunder, except for the options granted on the date of the 1997 Annual Meeting, shall become immediately exercisable in full on the date of grant. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Each option expires upon the earlier of ten years after grant or one year after the death of the recipient director. A total of 100,000 shares of Common Stock has been reserved for future grants of options under the Directors Plan. In 1997, 45,000 options were granted under the Directors Plan; none of such options have been exercised.

STOCK OPTION GRANTS

     As of December 31, 1997, the following number of Options were outstanding to the following executive officers of the Company with an exercise price equal to $8.50 per share: 25,500 to Mr. Schwarz, 45,000 to Mr. Peppel and 15,000 to Mr. Winstel. Except for Mr. Schwarz, these Options are subject to a three year vesting schedule which provides that one-third of such Options will vest annually beginning on November 15, 1997.

                              OPTION GRANTS IN 1997

                                                                                             Potential Realizable
                                                                                               Value at Assumed
                                                                                                Annual Rates of
                                                                                                  Stock Price
                           Number of                                                            Appreciation for
                          Securities        Percent of                                            Option Term(4)
                          Underlying          Total         Exercise                         ----------------------
Name                        Option          Options(1)    Price/Share    Expiration Date          5%         10%
---------------------     ----------        ----------    -----------    ---------------     -----------  ---------
Albert L. Schwarz           25,500            29.8%         $8.50(2)     November 15, 2006      $353,063  $562,194
Thomas C. Winstel           15,000            17.5           8.50(2)     November 15, 2006       207,687   330,702
Michael E. Peppel           45,000            52.6           8.50(2)     November 15, 2006       623,052   992,106
Anthony W. Liberati         15,000            29.1          10.25(3)     May 29, 2007            250,443   398,788
Robert G. Hecht             15,000            29.1          10.25(3)     May 29, 2007            250,443   398,788
Harry F. Radcliffe          15,000            29.1          10.25(3)     May 29, 2007            250,443   398,788

-----------------------
(1) Percentage of options to purchase 85,500 shares of Common Stock granted to the named individuals in 1996; no options were granted to other employees in 1996. The number of options granted to Mr. Schwarz was based on his Severance Agreement. In 1997, 6,600 options were granted to three non-executive employees of the Company.

(2) The exercise price was based on the initial public offering price of the Company's Common Stock on the date of grant, November 15, 1996.

(3) Represents the options granted pursuant to the Non-employee Directors Stock Option Plan. The exercise price was based on the fair market value of the Common Stock on the date of grant, May 29, 1997.

(4) Assumes compounded rates of return for the remaining life of the options and a future stock price of $8.50 and $10.25 at compounded rates of return of 5% and 10%, respectively.

     No options were exercised in 1997.

     401(k) PLAN.   The Company has a 401(k) plan for all employees (the
"401(k) Plan"), age 21 or older, with one year of service. The 401(k) Plan is a contributory defined contribution plan which is intended to qualify under Section 401(k) of the Code. Participants may contribute to the 401(k) Plan by salary reduction up to 20.0% of annual compensation for the year. Such contribution defers the employee's earnings up to a maximum of $9,500 in 1997 and $10,000 in each future plan year, indexed annually. The Company may, in its discretion, determine each year to make a matching contribution out of current or accumulated pre-tax profit equal to up to 50.0% of the amount deferred by the employee, with a maximum contribution of 1.5% of the employee's compensation. An employee's contributions to the 401(k) Plan vest immediately while all employer matching contributions are vested after three years for employees whose employment began in 1998 or thereafter. For all employees employed prior to January 1, 1998, both the employee and employer contributions vest immediately. All funds contributed to the 401(k) Plan are held in a trust fund, which are invested at the direction of the employee in any one or more of five separate mutual funds: a stock growth fund, an aggressive stock growth fund, a growth and income equity fund, an income fund and a money market fund. Contributions by the Company to the 401(k) Plan were $93,452 for the year ended December 31, 1997.

     SECTION 125 C CAFETERIA PLAN.   All Company employees are eligible to
participate in the Company's Section 125 C Cafeteria Plan which permits employees to deduct all or a portion of their gross wages prior to the calculation of federal income tax, FICA and Medicare deductions and state income tax, to be used to pay for the following permissible benefits: group health insurance, long and/or short-term disability insurance, child care or dental insurance.

     PROFIT SHARING PLAN.   All Company employees (excluding sales personnel
of the Company and employees of the Company's subsidiaries) who have been employed for the calendar year and through the date of distribution (March 15 of the following year) are eligible to participate in the Company's profit sharing plan (the "Profit Sharing Plan") which was inaugurated in 1995. Assuming that the Company achieves projected pre-tax income for the year, 3.0% of the Company's pre-tax income is set aside for distribution (the "Profit Sharing Pool") under the Profit Sharing Plan. Employees are entitled to a portion of the Profit Sharing Pool based on the employee's number of years of service as of the end of the Profit Sharing Plan year (a "Unit"). Managers of the Company, who are designated annually, have their Units multiplied times three, and part-time employees who work an average of 30 hours per week earn fractions of Units based on the number of hours worked in a 2,080 hour year. Under the Profit Sharing Plan, for 1997 one-third of the Profit Sharing Pool is awarded based on Units and the remainder is awarded based on the employee's individual performance as determined by Management. In 1998, the allocation to employees from the Profit Sharing Pool will be based solely on the employee's performance as determined by Management. The Company recorded an expense of $46,332 for the Profit Sharing Plan in 1997.

     SPLIT DOLLAR LIFE INSURANCE AGREEMENTS.   In December 1995, the Company
entered into "split dollar" life insurance agreements, which were amended on May 30, 1996 in conjunction with the acquisition of control of the Company by LLC (the "Split Dollar Agreements"), with Messrs. Schwarz, Winstel, Newkold and Turvy (the "Insureds") pursuant to which the Company purchased, and currently pays the premiums on, and the income tax gross-up at a 40.0% tax rate for, term life insurance policies in the face amounts of $1,550,000, $2,300,000, $1,600,000 and $1,050,000, respectively. While the Company is the owner of the policies, the Split Dollar Agreements state that the beneficiaries of the Insureds will be entitled to receive the face value of the policies upon the death of the Insureds, less the policies' cash value, which, at December 31, 1997, approximated $194,554,

$134,082, $172,328 and $137,056, respectively. The Insureds have the right to purchase the policies from the Company when they reach age 65 for their then cash surrender values. (Mr. Schwarz, pursuant to his Severance Agreement, purchased his policy on January 23, 1998, for its cash value of $195,928). The cost to the Company for the premiums for 1997 was $40,000 for Mr. Schwarz, $30,000 for Mr. Winstel, $30,000 for Mr. Newkold and $30,000 for Mr. Turvy. The Split Dollar Agreements will terminate during the Insureds' lifetimes upon: (i) the total cessation of the Company's business, or (ii) the bankruptcy, receivership or dissolution of the Company, and (iii) the Insureds may terminate the Split Dollar Agreements at any time upon written notice.

                             CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS

     LEASE AGREEMENTS. The Company has entered into a lease with Draft Partnership ("Lessor") for a 30,000 square foot office and warehouse building in Dayton, Ohio. The general partners of Draft Partnership are James F. Rowland (owning a 50.0% partnership interest), and Messrs. Schwarz, Winstel, Newkold and Turvy, each of whom own a 12.5% partnership interest. The lease is for a term of ten years commencing on November 1,1996 for a base monthly rental of $20,000 plus the difference between $1.5 million and the total cost of construction, subject to a proportionate increase each year after July 1999 based on the increase in the Consumer Price Index ("CPI"). The Company is responsible for paying all taxes, public liability insurance but not fire and property damage insurance, and all utilities on the leased premises. Provided that the Company is not in default under the lease, it has the option to renew the term of the lease for two successive terms of five years each, commencing on the expiration of the initial term. The Lessor has agreed to maintain the exterior of the building, all structural components and the parking lot, while the Company has agreed to maintain the interior, including glass, mechanical, electrical, plumbing, heating and air conditioning, as well as grounds maintenance. In addition, the Company has indemnified the Lessor against any claims which may arise out of the Company's occupancy of the leased premises or any act of the Company or its employees, agents, invitees or licensees.

     Management of the Company believes that the terms and conditions of such lease are no less favorable than those that could be obtained from a non-affiliated third party in the local real estate market for similar office/warehouse structures and, although the Company has not obtained a third party opinion regarding the fairness of the above-described transaction, the Company believes that the rental and other payments under the lease are at or below current comparable rates in the local market.

     John Schwarz and Robert Schwarz, two employees and stockholders of the Company who are brothers (but not related to Albert L. Schwarz) and who were stockholders of Paper Rolls and Computer Supplies, Inc. ("Paper Rolls") at the time of the acquisition by the Company of the assets of Paper Rolls in June 1994, and their parents are among the lessors of the Company's 7,500 square foot office/warehouse facility in Louisville, Kentucky. This lease is for a ten year term, expiring in June 2004, at a rental of $2,000 per month, plus an annual increase based on the CPI with the base month being July 1994. Rent adjusts annually on the first day of July. The Company, as lessee, is obligated to pay the taxes, insurance and utilities for the property and has indemnified the lessors against all liability arising from injury or damage during the term of the lease to any person or property occasioned wholly or in part by any act or omission of the Company or any guest, servant, assign or sub-tenant of the Company.

     Management of the Company believes that the terms and such lease are no less favorable than those that could be obtained from a non-affiliated third party in the local real estate market for similar office/warehouse structures and, although the Company has not obtained a third party opinion regarding the fairness of the above-described transaction, the Company believes that the rental and other payments under the lease are at or below current comparable rates in the local market.

     OTHER TRANSACTIONS. In connection with the acquisition of control of the Company in May 1996, LLC purchased 70.0% of the issued and outstanding shares of voting and non-voting common stock of the Company for $8.0 million in cash and notes (which notes were paid in November 1996) or $4.78 per share. Messrs. Liberati, Hecht, Radcliffe, Peppel, Hollenshead and White (and an investment fund of Friedman, Billings, Ramsey & Co., Inc., the underwriter in the Company's initial public offering, and a partnership composed of certain members of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to the Company) are members of LLC. The stockholders of the Company who sold shares to LLC included Messrs. Schwarz, Winstel, Newkold, Turvy, Huffman and a family limited partnership affiliated with Mr. Schwarz.

     In addition, at the same time, LLC purchased 100.0% of the issued and outstanding common stock of DDP for a $250,000 loan to Messrs. Hollenshead and White, stockholders of DDP, which loan was completely cancelable if DDP generated pre-tax income of $250,000 for the year ended December 31, 1996 and partially cancelable based upon the amount of pre-tax income generated by DDP which was less than $250,000. The loan was cancelled at December 31, 1996. Mr. Peppel was a director and the Chief Financial Officer and a selling stockholder of DDP, but received no cash consideration in the transaction. LLC contributed all of the shares of common stock of DDP to the Company on May 30, 1996.

     In conjunction with the purchase of DDP by LLC, LLC agreed to provide the three selling stockholders of DDP a stock incentive so long as such stockholders remain employees of the Company or DDP, as a subsidiary of the Company, for the years ended December 31, 1996, 1997 and 1998. Under the Stock Purchase Agreement by and among LLC, DDP and the selling stockholders of DDP (Messrs. Hollenshead, Peppel and White), LLC transferred 58,520 shares of Common Stock to them as of November 15, 1996.

     In 1997, the Company purchased inventory in an amount equal to $237,000 from Cranel, Inc., Columbus, Ohio, a computer supply wholesaler. The brother of John C.

Huffman, III, Vice President - National Sales Manager of the Company, is a sales representative for Cranel, Inc.

     LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS. The Company has adopted provisions in its Articles that eliminate to the fullest extent permissible under Ohio law the liability of its directors to the Company or its stockholders for monetary damages except to the extent that it is proved by clear and convincing evidence that the director took or failed to take action, and that such action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Company or was undertaken with reckless disregard for the best interests of the Company.
The Articles do not, however, affect the liability of directors for the granting of unlawful loans, dividends or distributions of assets. Under Ohio law, directors will not be found to have violated their duties to the corporation unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in, or not opposed to, the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against the director. However, a director will not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause reliance on information, opinions or reports prepared by counsel or the Company's auditors to be unwarranted. A director, in determining what he reasonably believes to be in the best interests of the Company, is allowed by the General Corporation Law of the State of Ohio ("OGCL") to consider the interests of the Company's stockholders, and may, in his discretion, consider: (i) the interests of the Company's employees, suppliers, creditors and customers; (ii) the local and national economy; (iii) community and societal considerations; and (iv) the long-term as well as the short-term interests of the Company and its stockholders, including the possibility that these interests may be best served by the continued independence of the Company. This limitation of liability provision is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs, subject to their continuing fiduciary duties to the Company and its stockholders, is not unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

     The Articles also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, employee or agent of the Company. Under the terms of the Company's Articles, such indemnification also will be provided to any person who is or was serving at the request of the Company as a director, officer, employee, agent or in certain other capacities of another corporation, partnership, joint venture, trust or certain other enterprises. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to a criminal action, if he had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person is adjudged liable for negligence or misconduct in the performance of his duty to the Company unless the court determines that despite such liability, but in view of all of the circumstances, such person is fairly and reasonably entitled to indemnity for expenses as determined by the court, or unless such action is for an unlawful loan, dividend or distribution of assets. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Company's Board of Directors, provided that the indemnified person provides an undertaking to repay the Company if it is ultimately proved by clear and convincing evidence in court that his action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company and to reasonably cooperate with the Company concerning the action, suit or proceeding.

     The rights of indemnification provided in the Company's Articles are not exclusive of any other rights which may be available under the Articles or Code of Regulations of the Company, any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or with another entity at the request of the Company, whether or not the Company would have the power to provide indemnification to such person. The Company maintains director and officer liability insurance coverage.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, it is the published opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At the present time, there is no pending litigation or proceedings involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not presently aware of any other threatened litigation or proceeding which may result in a claim for such indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors reviews the compensation and benefits for the Company's employees and recommends to the Board adjustments in such compensation. During fiscal 1997, the members of the Compensation Committee were Messrs. Harry F. Radcliffe (Chairman), Anthony W. Liberati and Robert G. Hecht.

     None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. Except for the granting of options under the Directors Plan, no transactions effecting the members of the Compensation Committee, or their affiliates, occurred during 1997.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee with respect to compensation for the executive officers of the Company for the fiscal year ended December 31, 1997 is set forth below.

     The Report of the Compensation Committee on Executive Compensation and the Stock Performance Graph immediately following this section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Company's Board of Directors, at the direction of the Board of Directors, prepared the following report.

     The members of the Compensation Committee are non-employee directors and, in 1997, the Compensation Committee was composed of Messrs. Radcliffe (Chairman), Hecht and Liberati. The Compensation Committee reviews compensation and benefits for the Company's executive officers and recommends to the Board adjustments in such compensation. The Committee met once during 1997 and reviewed base salaries, estimated annual bonuses and long term compensation in the form of stock options.

     Executive officers are paid salaries and bonuses in accordance with what the Compensation Committee believes to be the ability of such officer to influence the attainment of financial goals by the Company. Most of the bonuses, which in 1997 represented a significant portion of such individual's overall compensation package, are tied to either Company pre-tax profits or the Company's Gross Margin. This structure intentionally emphasizes sales and cost containment and directly relates the officer's compensation to the Company's performance. The Compensation Committee negotiated the Severance Agreement with Albert L. Schwarz and believes that such agreement compensates Mr. Schwarz for his consulting arrangement and certain restrictive covenants and is in the best interest of the Company and its stockholders.

     The members of the Compensation Committee also administer the granting of stock options pursuant to the Stock Option Plan. The Compensation Committee exercises discretion with respect to the timing and amount of awards to be granted under the Stock Option Plan. No options were granted to executive officers in 1997. Future option grants will be based upon, among other things, one or more of the following factors: the Company's attainment of corporate performance goals, the responsibility and performance of the particular executive and his or her contribution to the attainment of corporate performance goals, the tenure of the particular executive officer, the officer's level of competency, skill and experience, the salary and bonus component of the officer's total compensation package, compensation paid to officers in companies of similar size in the same industry, and other pertinent factors. Stock option grants are aimed at aligning the executive's long-range interest with those of the stockholders of the Company by providing an opportunity for such key employees to possess a meaningful stake in the Company through stock ownership.

                                        Respectfully submitted:

                                        Harry F. Radcliffe (Chairman)
                                        Anthony W. Liberati
                                        Robert G. Hecht



     PERFORMANCE GRAPH

     The following graph compares the cumulative total returns for the Common Stock of the Company, the Russell 2000 Index and the Nasdaq Stock Market -U.S. since the Company's initial public offering in November 1996.* All of these cumulative returns are computed assuming that no dividends were paid during the period. Management of the Company cautions that the stock price performance shown in the graph below should not be indicative of potential future stock price performance.

                               STOCK PRICE PERFORMANCE


                                 [INSERT GRAPH HERE]

                                        [GRAPH]




       * Represents $100 invested on November 12, 1996 in Company Common Stock or in the referenced index on October 31, 1996. (The Stock Performance Graph was produced by Research Data Group based on financial information provided by the sources set forth above).

                            STOCK PRICE PERFORMANCE
                                FOR PERIOD ENDING

                              11/12/96    11/30/96     12/31/96   12/31/97
                              --------    --------     --------   --------
MCSC                           100.00       106.00      109.00      169
Nasdaq Stock Market - U.S.     100.00       110.00      106.00      130
Russell 2000 Index             100.00       104.00      107.00      131

     The Common Stock commenced trading on the Nasdaq National Market System on November 12, 1996.

                 PROPOSAL TO ADOPT THE 1998 STOCK OPTION PLAN

GENERAL

     The Board of Directors has adopted the 1998 Stock Option Plan which is designed to attract and retain qualified officers and other employees, provide officers and other employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward officers and other employees for outstanding performance. The 1998 Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options") and non-qualified or compensatory stock options (together, the "options"). The Board of Directors believes that the 1998 Stock Option Plan is necessary because it will continue to motivate Company employees to perform well and because all options currently available under the 1996 Stock Option Plan have been granted. Accordingly, the Board of Directors believes that the 1998 Stock Option Plan is in the best interest of the Company and its stockholders.

DESCRIPTION OF THE 1998 STOCK OPTION PLAN

     The following description of the 1998 Stock Option Plan is a summary of its terms and is qualified in its entirety by reference to the 1998 Stock Option Plan, a copy of which is attached hereto as Appendix A.

ADMINISTRATION

     The 1998 Stock Option Plan will be administered and interpreted by the Compensation Committee of the Board of Directors (the "Option Committee") which is composed of non-employee directors.

STOCK OPTIONS

     Under the Stock Option Plan, the Option Committee will determine, among other things, which officers and other employees will be granted options, the performance goals which must be met to receive options, the number of shares subject to each option, the exercise price of the option, whether such options may be exercised by delivering other shares of Common Stock or other consideration and when such options become exercisable. The per share exercise price of incentive stock options is required by the Code to be at least equal to the fair market value of a share of Common Stock on the date the option is granted. Compensatory or non-qualified options may have an exercise price no less than 85% of the fair market value of a share of Common Stock on the date of grant. The Code also requires that the aggregate fair market value of the Common Stock with respect to which the incentive stock options are exercisable for the first time by the optionee during any calendar year cannot exceed $100,000. Moreover, any person who owns 10.0% or more of the voting power of the Common Stock may not receive incentive stock options whose exercise price is less than 110.0% of the fair market value of a share of Common Stock of the Company on the date of grant.

     Options will become vested and exercisable in the manner specified by the Option Committee and all options will become fully vested and exercisable in the event of a change in control of the Company, as defined in the 1998 Stock Option Plan. Each option or portion thereof will be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Option Committee to a period not to exceed five years from such termination. However, failure to exercise options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Incentive stock options are non-transferable except by will or the laws of descent and distribution; compensatory or non-qualified stock options may be transferred to an optionee's spouse, lineal descendants, ascendants or to a trust established for the benefit of one of these individuals. Options so transferred may thereafter be transferred only to the optionee who originally received the grant or to an individual or trust to whom the optionee could have initially transferred the option. Options so transferred shall be exercisable by the transferee according to the same terms and conditions as applied to the optionee.

     NUMBER OF SHARES COVERED BY THE 1998 STOCK OPTION PLAN. A total of 500,000 shares of Common Stock has been reserved for issuance pursuant to the 1998 Stock Option Plan. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the 1998 Stock Option Plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding.

     AMENDMENT AND TERMINATION OF THE 1998 STOCK OPTION PLAN. Unless sooner terminated, the 1998 Stock Option Plan shall continue in effect for a period of ten years from the effective date, which is January 28, 1998, the date the 1998 Stock Option Plan was adopted by the Board and became effective by its terms. Termination of the 1998 Stock Option Plan shall not affect any previously granted options. The Board of Directors may at any time terminate or amend the 1998 Stock Option Plan with respect to any shares of

Common Stock as to which options have not been granted, subject to any required stockholder approval.

     FEDERAL INCOME TAX CONSEQUENCES. Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory or non-qualified stock options is different. As regards to incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory or non-qualified stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee.

     In the event a compensatory or non-qualified stock option is issued that has an exercise price as of the date of grant which is substantially lower than the fair market value of the underlying Common Stock so that the tendering of the exercise price is not considered a substantial obstacle to the ultimate receipt of the underlying Common Stock, the Internal Revenue Service may deem the underlying stock to have been constructively received by the optionee in which case the optionee will be treated as having exercised the option and the tax consequence will be the same as discussed above.

     The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     ACCOUNTING TREATMENT. So long as an option is granted at fair market value on the date of grant, neither the grant nor the exercise of an incentive stock option or a compensatory or non-qualified stock option under the 1998 Stock Option Plan currently requires any charge against earnings under generally accepted accounting principles. If a non-qualified option has an excercise price of less than fair market value, the Company would be required to accrue a charge of compensation. In certain circumstances, shares issuable pursuant to outstanding options under the 1998 Stock Option Plan might be considered outstanding for purposes of calculating diluted earnings per share.

     STOCKHOLDER APPROVAL. No options will be granted under the 1998 Stock Option Plan unless the 1998 Stock Option Plan is approved by stockholders. Stockholder ratification of the 1998 Stock Option Plan will satisfy certain Nasdaq market listing and tax requirements.

     OPTIONS TO BE GRANTED. No options have been granted to date under the 1998 Stock Option Plan and no determination has been made at this time regarding the amount or timing of options to be made under the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE 1998 STOCK OPTION PLAN.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed Price Waterhouse LLP, independent accountants, to perform the audit of the Company's financial statements for the year ending December 31, 1998, and further directed that the selection of accountants be submitted for ratification by the stockholders at the Annual Meeting.

     The Company has been advised by Price Waterhouse LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent accountants and clients. Price Waterhouse LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                         ADJOURNMENT OF ANNUAL MEETING

     Each proxy solicited hereby requests authority to vote for an adjournment of the Annual Meeting, if an adjournment is deemed to be necessary. The Company may seek an adjournment of the Annual Meeting for not more than 30 days in order to enable the Company to solicit additional votes in favor of the proposal to adopt the 1998 Stock Option Plan in the event that such proposal has not received the requisite vote of stockholders at the Annual Meeting and such proposal has not received negative votes with respect to a majority of the total votes represented at the Annual Meeting. If the Company desires to adjourn the meeting with respect to the foregoing proposal, it will request a motion that the meeting be adjourned for up to 30 days with respect to such proposal (and solely with respect to such proposal, provided that a quorum is present at the Annual Meeting), and no vote will be taken on such proposal at the originally scheduled Annual Meeting. Each proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the Annual Meeting will continue to be valid for any adjournment of the Annual Meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal in question.

     Any adjournment will permit the Company to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to such proposal. Such an adjournment would be disadvantageous to stockholders who are against the proposal, because an adjournment will give the Company additional time to solicit favorable votes and thus increase the chances of passing such proposal.

     If a quorum is not present at the Annual Meeting, no proposal will be acted upon and the Board of Directors of the Company will adjourn the Annual Meeting to a later date in order to solicit additional proxies on each of the proposals being submitted to stockholders.

     An adjournment for up to 30 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. The Company has no reason to believe that an adjournment of the Annual Meeting will be necessary at this time.

     BECAUSE THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE 1998 STOCK OPTION PLAN, AS DISCUSSED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which currently is scheduled to be held in April 1999, must be received at the principal executive offices of the Company, 4750 Hempstead Station Drive, Dayton, Ohio 45429, Attention: Thomas C. Winstel, Secretary, no later than November 25, 1998.

     Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article IX.C. of the Company's Articles, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company at the close of business not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of the Company.

                                 ANNUAL REPORTS

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

     UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1997 REQUIRED TO BE FILED UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS DEPARTMENT, MIAMI COMPUTER SUPPLY CORPORATION, 4750 HEMPSTEAD STATION DRIVE, DAYTON, OHIO 45429. The Form 10-K is not part of the proxy solicitation materials.

                                  OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the discretion of the persons voting the proxies.

     The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

                              By Order of the Board of Directors



                              Thomas C. Winstel
                              Secretary

March 25, 1998

                                                                    APPENDIX A
                        MIAMI COMPUTER SUPPLY CORPORATION
                              1998 STOCK OPTION PLAN


                                    ARTICLE I
                            ESTABLISHMENT OF THE PLAN

     Miami Computer Supply Corporation (the "Corporation") hereby establishes this 1998 Stock Option Plan (the "Plan") upon the terms and conditions hereinafter stated.

                                    ARTICLE II
                               PURPOSE OF THE PLAN

     The purpose of this Plan is to improve the growth and profitability of the Corporation by providing Employees with a proprietary interest in the Corporation as an incentive to contribute to the success of the Corporation, and rewarding those Employees for outstanding performance and the attainment of targeted goals. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.

                                  ARTICLE III
                                  DEFINITIONS

     3.01 "Board" means the Board of Directors of the Corporation.

     3.02 "Code" means the Internal Revenue Code of 1986, as amended.

     3.03 "Committee" means a committee of two or more directors appointed by the Board pursuant to Article IV hereof, each of whom shall be a "non-employee director" as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto.

     3.04 "Common Stock" means shares of the common stock, no par value per share, of the Corporation.

     3.05 "Disability" means any physical or mental impairment which qualifies an Employee for disability benefits under the applicable long-term disability plan maintained by the Corporation or, if no such plan applies, which would qualify such Employee for disability benefits under the Federal Social Security System.

     3.06 "Effective Date" means the date upon which the Board approves this Plan.

     3.07 "Employee" means any person who is employed by the Corporation.

     3.08 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     3.09 "Fair Market Value" shall be equal to the fair market value per share of the Corporation's Common Stock on the date an Option is granted. For purposes hereof, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices that day on the principal market then in use, or if no such quotations are available, the fair market value on the date in question of a share as determined by a majority of the Board in good faith.

     3.10 "Incentive Stock Option" means any Option granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code or any successor thereto.

     3.11 "Non-Qualified Stock Option" means any Option granted under this Plan which is not an Incentive Stock Option.

     3.12 "Officer" means an Employee whose position in the Corporation is that of a corporate officer, as determined by the Board.

     3.13 "Option" means a right granted under this Plan to purchase Common
Stock.

     3.14 "Optionee" means an Employee or former Employee to whom an Option is granted under the Plan.

     3.15 "Retirement" means a termination of employment which constitutes a "retirement" under any applicable qualified pension benefit plan maintained by the Corporation.

     3.16 "Stock Option Agreement" means the written agreement pursuant to
Section 8.01 hereof that sets forth the terms, conditions, restrictions and privileges for an Incentive Stock Option.


                                   ARTICLE IV
                          ADMINISTRATION OF THE PLAN

     4.01 DUTIES OF THE COMMITTEE. The Plan shall be administered and interpreted by the Committee, as appointed from time to time by the Board pursuant to Section 4.02. The Committee shall have the authority in its absolute discretion to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan, including, without limitation, rules, regulations and procedures which
(i) deal with satisfaction of an Optionee's tax withholding obligation pursuant to Section 12.02 hereof, (ii) include arrangements to facilitate the Optionee's ability to borrow funds for payment of the exercise or purchase price of an Option, if applicable, from securities brokers and dealers, and
(iii) include arrangements which provide for the payment of some or all of such exercise or purchase price by delivery of previously-owned shares of Common Stock or other property and/or by withholding some of the shares of Common

                                       -A2-

Stock which are being acquired. The interpretation and construction by the Committee of any provisions of the Plan, any rule, regulation or procedure adopted by it pursuant thereto or of any Option shall be final and binding.

     4.02 APPOINTMENT AND OPERATION OF THE COMMITTEE. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board. The Board from time to time may remove members from, or add members to, the Committee, provided the Committee shall continue to consist of two or more members of the Board, each of whom shall be a "non-employee director" as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall report its actions and decisions to the Board at the next regularly scheduled meeting of the Board following each meeting of the Committee.

     4.03 REVOCATION FOR MISCONDUCT. The Committee may by resolution immediately revoke, rescind and terminate any Option, or portion thereof, to the extent not yet vested, previously granted or awarded under this Plan to an Employee who is discharged from the employ of the Corporation for cause, which, for purposes hereof, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

     4.04 LIMITATION ON LIABILITY. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Options granted under it. If a member of the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall indemnify him to the extent permitted by the Corporation's Amended and Restated Articles of Incorporation and Code of Regulations and by Ohio General Corporation Law.

     4.05 COMPLIANCE WITH LAW AND REGULATIONS. All Options granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any Federal or state law or any rule or regulation of any government body, which the Corporation shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option may be exercised if such exercise would be contrary to applicable laws and regulations.

                                       -A3-

     4.06 RESTRICTIONS ON TRANSFER. The Corporation may place a legend upon any certificate representing shares acquired pursuant to an Option granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.


                                   ARTICLE V
                                  ELIGIBILITY

     Options may be granted to such Employees of the Corporation as may be designated from time to time by the Committee, pursuant to guidelines, if any, which may be adopted by the Committee from time to time.


                                   ARTICLE VI
                        COMMON STOCK COVERED BY THE PLAN

     6.01 OPTION SHARES. The aggregate number of shares of Common Stock which may be issued pursuant to this Plan, subject to adjustment as provided in Article IX, shall be 500,000 shares of Common Stock. None of such shares shall be the subject of more than one Option at any time, but if an Option as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Options had been previously granted with respect to such shares.

     6.02 SOURCE OF SHARES. The shares of Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Corporation on the open market or from private sources for use under the Plan.


                                  ARTICLE VII
                                DETERMINATION OF
                        OPTIONS, NUMBER OF SHARES, ETC.

     The Committee shall, in its discretion, determine from time to time which Employees will be granted Options under the Plan, the number of shares of Common Stock subject to each Option, whether each Option will be an Incentive Stock Option or a Non-Qualified Stock Option and the exercise price of an Option. In making all such determinations there shall be taken into account the duties, responsibilities and performance of each respective Employee, his present and potential contributions to the growth and success of the Corporation, his salary and such other factors as the Committee shall deem relevant to accomplishing the purposes of the Plan.

                                       -A4-

                                  ARTICLE VIII
                                    OPTIONS

     Each Option granted hereunder shall be on the following terms and conditions:

     8.01 STOCK OPTION AGREEMENT. The proper Officers or a member of the Committee on behalf of the Corporation and each Optionee shall execute a Stock Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price, whether it is a Non-Qualified Stock Option or an Incentive Stock Option and such other terms, conditions, restrictions and privileges as the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Plan. Each Optionee shall receive a copy of his executed Stock Option Agreement.

     8.02 OPTION EXERCISE PRICE.

          (a)  INCENTIVE STOCK OPTIONS.   The per share price at which the
subject Common Stock may be purchased upon exercise of an Incentive Stock Option shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted, except as provided in Section 8.09(b).

          (b) NON-QUALIFIED STOCK OPTIONS. The per share price at which the Common Stock may be purchased upon exercise of a Non-Qualified Stock Option shall be no less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock at the time such Non-Qualified Option is granted, except as provided in Section 8.09(b).

     8.03 VESTING AND EXERCISE OF OPTIONS

          (a) GENERAL RULES. Incentive Stock Options and Non-Qualified Stock Options granted to Employees shall become vested and exercisable at the rate, to the extent and subject to such limitations as may be specified by the Committee. Notwithstanding the foregoing, no vesting shall occur on or after an Employee's employment with the Corporation is terminated for any reason other than his death, Disability or Retirement. In determining the number of shares of Common Stock with respect to which Options are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

          (b) VESTING UPON TERMINATION OF EMPLOYMENT, DEATH, DISABILITY OR RETIREMENT. Unless the Committee shall specifically state otherwise at the time an Option is granted, only those Options granted to Employees under this Plan which are vested and exercisable on the date an Optionee terminates his employment with the Corporation because of his termination of employment under certain circumstances as set forth in the Optionee's Stock Option Agreement, or because of his death, Disability or Retirement shall

                                       -A5-
be vested and exercisable by the Optionee thereafter as set forth in Section
8.04.

          (c) ACCELERATED VESTING FOR CHANGES IN CONTROL. Notwithstanding the general rule described in Section 8.03(a), all outstanding Options shall become immediately vested and exercisable in the event there is a change in control of the Corporation. A "change in control of the Corporation" for this purpose shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor thereto, whether or not the Corporation in fact is required to comply with Regulation 14A thereunder.

     8.04 DURATION OF OPTIONS.

          (a) GENERAL RULE. Except as provided in Sections 8.04(b) and 8.09, each Option granted to Employees shall be exercisable at any time on or after it vests and becomes exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) three (3) months after the date on which the Optionee ceases to be employed by the Corporation, unless the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of employment from three (3) months to a period not exceeding five (5) years.

          (b) EXCEPTION FOR TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT. If an Employee dies while in the employ of the Corporation or terminates employment with the Corporation as a result of Disability or Retirement without having fully exercised his Options, the Optionee or his legal representative or guardian, or the executors, administrators, legatees or distributees of his estate shall have the right, during the twelve-month period following the earlier of his death, Disability or Retirement, to exercise such Options to the extent vested on the date of such death, Disability or Retirement. In no event, however, shall any Option be exercisable within six (6) months after the date of grant or more than ten
(10) years from the date it was granted.

     8.05 NONASSIGNABILITY. Options shall not be transferable by an Optionee except by will or the laws of descent or distribution, and during an Optionee's lifetime shall be exercisable only by such Optionee or the Optionee's guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, an Optionee who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Optionee who originally received the grant or to an individual or trust to whom the Optionee would have initially transferred the Option pursuant to this Section 8.06. Options which are transferred pursuant to this Section 8.06 shall be exercisable by the transferee according to the same terms and conditions as applied to the Optionee.

     8.06 MANNER OF EXERCISE. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written Stock Option Agreement provided for in Section 8.01 above.

                                       -A6-

     8.07 PAYMENT FOR SHARES. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of any Option shall be made to the Corporation upon exercise of the Option. All shares sold under the Plan shall be fully paid and nonassessable. Payment for shares may be made by the Optionee in cash or, at the discretion of the Committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) or other property equal in Fair Market Value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing. Notwithstanding the foregoing payment may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price.

     8.08 VOTING AND DIVIDEND RIGHTS. No Optionee shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time that his name is recorded on the Corporation's stockholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.

     8.09 ADDITIONAL TERMS APPLICABLE TO INCENTIVE STOCK OPTIONS. All Options issued under the Plan as Incentive Stock Options will be subject, in addition to the terms detailed in Sections 8.01 to 8.08 above, to those contained in this Section 8.09.

          (a) $100,000 LIMITATION. Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year, under this Plan and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Corporation, shall not exceed $100,000.

          (b) LIMITATION ON TEN PERCENT STOCKHOLDERS. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Corporation, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Corporation at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the earlier of the date determined under Section 8.03 or the expiration of five (5) years from the date such Incentive Stock Option is granted.

          (c) NOTICE OF DISPOSITION; WITHHOLDING; ESCROW. An Optionee shall immediately notify the Corporation in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within

                                       -A7-
one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of Federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose. The Committee may, in its discretion, require shares of Common Stock acquired by an Optionee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.09(c).


                                   ARTICLE IX
                        ADJUSTMENTS FOR CAPITAL CHANGES

     The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any Option relates and the exercise price per share of Common Stock under any Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Corporation, the shares of the Corporation's Common Stock shall be exchanged for other securities of the Corporation or of another corporation, each recipient of an Option shall be entitled, subject to the conditions herein stated, to purchase or acquire such number of shares of Common Stock or amount of other securities of the Corporation or such other corporation as were exchangeable for the number of shares of Common Stock of the Corporation which such optionees would have been entitled to purchase or acquire except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options.


                                    ARTICLE X
                      AMENDMENT AND TERMINATION OF THE PLAN

     The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock as to which Options have not been granted, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the holder of an Option, alter or impair any Option previously granted or awarded under this Plan as specifically authorized herein.

                                       -A8-

                                  ARTICLE XI
                              EMPLOYMENT RIGHTS

     Neither the Plan nor the grant of any Options hereunder nor any action taken by the Committee or the Board in connection with the Plan shall create any right on the part of any Employee of the Corporation to continue in such capacity.


                                   ARTICLE XII
                                   WITHHOLDING

     12.01 TAX WITHHOLDING. The Corporation may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Corporation may require the Optionee to pay to the Corporation the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Option. The Corporation also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in Section 8.09(c).

     12.02 METHODS OF TAX WITHHOLDING. The Committee is authorized to adopt rules, regulations or procedures which provide for the satisfaction of an Optionee's tax withholding obligation by the retention of shares of Common Stock to which the Employee would otherwise be entitled pursuant to an Option and/or by the Optionee's delivery of previously-owned shares of Common Stock or other property.


                                   ARTICLE XIII
                         EFFECTIVE DATE OF THE PLAN; TERM

     13.01 EFFECTIVE DATE OF THE PLAN. This Plan shall become effective on the Effective Date, and Options may be granted hereunder as of or after the Effective Date and prior to the termination of the Plan, provided that no Incentive Stock Option issued pursuant to this Plan shall qualify as such unless this Plan is approved by the requisite vote of the holders of the outstanding voting shares of the Corporation at a meeting of stockholders of the Corporation held within twelve (12) months before or after the Effective Date.

     13.02 TERM OF PLAN. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Options previously granted and such Options shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

                                       -A9-

                                   ARTICLE XIV
                                  MISCELLANEOUS

     14.01 GOVERNING LAW. To the extent not governed by Federal law, this Plan shall be construed under the laws of the State of Ohio.

     14.02 PRONOUNS. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.


                                       -A10-

                                REVOCABLE PROXY
                       MIAMI COMPUTER SUPPLY CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1998

     The undersigned, being a stockholder of Miami Computer Supply Corporation ("Company") as of March 16, 1998, hereby authorizes Anthony W. Liberati and Robert G. Hecht or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's principal offices, located at 4750 Hempstead Station Drive, Dayton, Ohio 45429, on Wednesday, April 29, 1998 at 10:30 a.m., Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1.   ELECTION OF DIRECTORS

Nominees for a one-year term: Robert G. Hecht, Anthony W. Liberati, Harry F.
                              Radcliffe, Thomas C. Winstel and Michael E.
                              Peppel.

     / / FOR              / / WITHHOLD              / / FOR ALL
                              AUTHORITY                 EXCEPT

     NOTE: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW. UNLESS AUTHORITY TO VOTE FOR ALL OF THE FOREGOING NOMINEES IS WITHHELD, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR EACH NOMINEE WHOSE NAME IS NOT WRITTEN BELOW.

               ----------------------------------

2.   PROPOSAL to approve the 1998 Stock Option Plan.

    / /  FOR              / / AGAINST               / / ABSTAIN


3. PROPOSAL to ratify the appointment of the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

    / /  FOR              / / AGAINST               / / ABSTAIN

4. PROPOSAL, if necessary, to adjourn the Annual Meeting to solicit additional proxies.

    / /  FOR              / / AGAINST               / / ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 1998 AND AT ANY ADJOURNMENT THEREOF.

     SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF RETURNED BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR THE 1998 STOCK OPTION PLAN, FOR RATIFICATION OF THE COMPANY'S INDEPENDENT AUDITORS, FOR ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

                              PLEASE BE SURE TO SIGN AND DATE THIS PROXY IN THE SPACE BELOW.


                              Date:                    , 1998


                                   ---------------------------
                                          (SIGNATURE)

     PLEASE SIGN ABOVE EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS PROXY. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE. WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED SIGN.

     PLEASE ACT PROMPTLY.  SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.